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                                                                    EXHIBIT 23.5



CONSENT OF FINANCIAL ADVISOR


We hereby consent to the use in this Registration Statement on Form S-4 of our letter to the Board of Directors of First Commercial Bancshares, Inc. included as Appendix B to the Proxy Statement-Prospectus that is a part of this Registration Statement, and to the references to such letters and to our firm in such Proxy Statement-Prospectus. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


/s/ Wheat, First Securities, Inc.


WHEAT, FIRST SECURITIES, INC.
Richmond, Virginia
February 7, 1995